EXHIBIT 21

SUBSIDIARIES OF THE STRIDE RITE CORPORATION

The subsidiaries of the Registrant, all of which are wholly owned by the Registrant, are listed below:

Place of Incorporation
Stride Rite Children’s Group, Inc.	Massachusetts
Stride Rite International Corp.	Massachusetts
Stride Rite Sourcing International, Inc.	Massachusetts
Sperry Top-Sider, Inc.	Massachusetts
The Keds Corporation	Massachusetts
SR/Ecom, Inc.	Massachusetts
Tommy Hilfiger Footwear, Inc.	Massachusetts
Stride Rite Investment Corporation	Massachusetts
SRR, Inc.	Delaware
SR Holdings Inc.	Delaware
SRL, Inc.	Delaware
SRCG/Ecom, Inc.	Delaware
Stride Rite Canada Limited	Canada
Stride Rite de Mexico, S.A. de C.V.	Mexico

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